PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                   Contact:  Mark F. Bradley
---------------------                             President and CEO
July 14, 2005                                     (740) 373-3155

                  PEOPLES BANCORP INC. CHIEF FINANCIAL OFFICER
                                TO RETIRE IN 2006
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         Senior Vice President, Controller and Chief Accounting Officer
                             Appointed as Successor

     MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) today announced the plan of John W. "Jack" Conlon, Chief Financial Officer and Treasurer of Peoples Bancorp Inc. ("Peoples Bancorp") and its banking subsidiary Peoples Bank, National Association ("Peoples Bank"), to retire from both companies on July 31, 2006.
     "Jack has made a tremendous contribution to the success and growth of our company," said Mark F. Bradley, President and CEO of Peoples Bancorp. "In his 23 years at Peoples Bancorp, he has served with passion and an unbending commitment to enhancing shareholder value. We certainly wish Jack an enjoyable and healthy retirement. He has earned it."
     Conlon, 60, joined Peoples Bank as an officer in 1982 and has served in various finance capacities during his career. In 1991, he was named Chief Financial Officer and became Treasurer in 1999. Mr. Conlon has primary responsibility for merger and acquisition activities in addition to his other finance, treasury, and asset/liability management responsibilities. Mr. Conlon, an executive officer, is a member of Peoples Bancorp's executive management team, which helps set policy and direction for the company.
     "I have enjoyed my time with Peoples and I am proud of what we have accomplished," said Conlon. "The time is right to announce my retirement plans and focus on the continued development of my successor."
     Peoples Bancorp has appointed Donald J. Landers, Senior Vice President, Controller and Chief Accounting Officer, to the position of Chief Financial Officer and Treasurer effective with the retirement of Mr. Conlon. Mr. Landers, 46, has served as Controller and Chief Accounting Officer for Peoples Bancorp since 2003 and has 15 years experience in the financial services industry. Mr. Landers is a graduate of Marietta College with a degree in accounting and is a Certified Public Accountant.
     "We will miss Jack's financial leadership and contribution to our executive team," continued Bradley. "With Jack's involvement, we expect to spend the next several months preparing Don for the Chief Financial Officer and Treasurer positions. I am confident Don will be successful in his new role."
     Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

                                 END OF RELEASE